Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 31, 2009

by and among

NORD RESOURCES CORPORATION
as Borrower,

and

COCHISE AGGREGATES AND MATERIALS, INC.
as Guarantor,

THE LENDERS FROM TIME TO TIME PARTY HERETO
as Lenders

and

NEDBANK LIMITED,
as Administrative Agent

______________________________________

NEDBANK LIMITED,
as Sole Lead Arranger

i

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 1.1 -- Material Contracts
Schedule 2.1 -- Term Loan Commitments
Schedule 6.2 -- Existing Liens
Disclosure Schedule

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Term Loan Borrowing Request
Exhibit C -- Form of Collateral Account Agreement
Exhibit D -- Form of Deed of Trust
Exhibit E -- Form of Excess Cash Flow Certificate
Exhibit F -- Form of Account Charge

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

          THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of March 31, 2009, among NORD RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), and COCHISE AGGREGATES AND MATERIALS, INC., a Nevada corporation (“Cochise”, a “Guarantor”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and NEDBANK LIMITED, as administrative agent (in such capacity, the “Administrative Agent”) and as sole lead arranger (in such capacity, the “Sole Lead Arranger”).

          WHEREAS the Borrower, the Guarantor, the Lenders and the Administrative Agent entered into certain Credit Agreement dated June 17, 2007 to provide to the Borrower a term loan facility to assist in financing the construction, start-up, and operation of mining and metal operations at the Johnson Camp Mine, a copper mine and production facility located 65 miles east of Tuscon, Arizona in Cochise County (the “Original Agreement”);

          WHEREAS, the Original Agreement was Amended and Restated (the “First Amended and Restated Credit Agreement” on June 30, 2008;

           WHEREAS, the Borrower has requested that the First Amended and Restated Agreement be further amended and restated by this Agreement; and

          WHEREAS, subject to the conditions set forth herein (including, without limitation, those conditions set forth in Article 11 hereof) the parties have agreed to cause the First Amended and Restated Credit Agreement to be amended and restated as set forth herein.

          NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

          SECTION 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

               “A Term Loan” has the meaning set forth in Section 2.1. For the avoidance of doubt, only A Term Loans shall exist immediately following the Second Amendment and Restatement Date, provided that the A Term Loans may be re-tranched into A Term Loans and B Term Loans if a Term Loan Conversion Event shall occur.

               “Account Charge” means an English law governed charge instrument substantially in the form of Exhibit F.

               “Administrative Agent” means Nedbank Limited, in its capacity as administrative agent for the Lenders hereunder.

               “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

               “Agreement” has the meaning set forth in the recitals hereto.

               “Applicable Law” means all public laws, statutes, ordinances, decrees, judgments, codes, standards, acts, orders, by-laws, rules, regulations, Approvals, permits and requirements of any Governmental Authority, in each case having the force of law and which now or hereafter may be lawfully applicable to and enforceable against any Loan Party or its property or any part thereof.

               “Applicable Margin” means:

                          (a)      for the A Term Loans, 6.06% per annum, provided that such amount (x) shall be reduced by 1.75% after the Deferred Payment Trigger Event, and (y) shall be reduced by an additional 0.50% after Completion; and

                         (b)      for the B Term Loans (if any), 5.00% per annum.

               “Applicable Percentage” means, with respect to any Lender, the percentage of the total Term Loan Commitments represented by such Lender’s Term Loan Commitment. If the Term Loan Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Term Loan Commitments most recently in effect, giving effect to any assignments.

               “Approvals” means each and every approval, order in council, authorization, license, permit, consent, filing and registration by or with any Governmental Authority or other Person which are required by Applicable Law and necessary to authorize or permit the development and operation of the Project and the execution, delivery, performance, validity and enforceability of the Loan Documents or the Material Contracts.

               “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

               “Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the date of termination of the Term Loan Commitments, and (b) the first Principal Payment Date.

               “B Term Loan” has the meaning set forth in Section 10.16. For the avoidance of doubt, only A Term Loans shall exist immediately following the Second Amendment and Restatement Date, provided that the A Term Loans may be re-tranched into A Term Loans and B Term Loans if a Term Loan Conversion Event shall occur.

               “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

               “Borrower” has the meaning set forth in the recitals hereto.

               “Borrower Public Documents” means all registration statements, prospectuses, forms, reports, schedules, statements and other documents (including any amendments or supplements thereto) filed by the Borrower with: (a) the SEC under the United States Securities Act of 1933, as amended, or the United States Securities Exchange Act of 1934, as amended, and any rules, regulations or other instruments promulgated thereunder; or (b) the Canadian Securities Regulators under the Securities Act (Ontario) or the Securities Act (British Columbia), and any rules, regulations or other instruments promulgated thereunder.

               “Borrowing” means a borrowing of Term Loans.

               “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

               “CADS” means, for a particular period, (a) gross revenues for such period (for any future period, calculated (i) using the actual hedged price for future hedged production and (ii) the unhedged price for unhedged production, with the unhedged price being the Historic Six Month Average Spot Price at such time) less (b) the sum of (i) the aggregate of Project Development Costs for such period, (ii) cash Tax Expenses for such period, and (iii) cash Operating Costs for such period, and (c) adjusted for changes in Working Capital over such period (plus any increases and minus any decreases).

               “Canadian Securities Regulators” means either or both of the Ontario Securities Commission and the British Columbia Securities Commission, as the context requires.

               “Capital Expenditures” means, for a particular period, the aggregate of all expenditures by the Borrower during such period that, in accordance with GAAP, are classified as capital expenditures.

               “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

               “Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person receives insurance proceeds, or proceeds of a condemnation award or other compensation.

               “Change of Control” means (a) Cochise shall cease to be a direct wholly-owned subsidiary of the Borrower; or (b) the Administrative Agent, for the benefit of the Lenders, shall cease to have a perfected security interest in Equity Interests of Cochise representing 100% of the aggregate equity value represented by the issued and outstanding Equity Interests in Cochise.

               “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

               “Closing Date” means the second Business Day after which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2) .

               “Cochise” has the meaning in the recitals hereto.

               “Code” means the Internal Revenue Code of 1986, as amended from time to time.

               “Collateral” means a collective reference to all real and personal property with respect to which Liens have been granted in favor of the Administrative Agent pursuant to and in accordance with the Security Documents.

               “Collateral Account Agreement” means the Collateral Account Agreement in the form attached as Exhibit C hereto.

               “Collateral Accounts” shall have the meaning set forth in the Collateral Account Agreement.

               “Completion” means the earlier to occur of the date upon which the Borrower has delivered the Completion Certificates to the Administrative Agent, duly executed by the Borrower, and verified by the Independent Technical Consultant, and such certificates shall have been accepted by the Administrative Agent.

               “Completion Certificates” shall mean, collectively, the forms of certificates relating to Completion which shall be in a form satisfactory to the Borrower, the Administrative Agent, and the Independent Technical Consultant.

               “Completion Date” means the date upon which Completion occurs.

               “Consent Agreements” means, collectively, the agreements so named, entered into or to be entered into between the Lenders, the Administrative Agent, the Borrower and each of the counterparties to each Material Contract with a value in excess of $1,000,000 (as determined by the Administrative Agent in consultation with the Borrower) pursuant to which, inter alia, such counterparties consent to the Security and grant to the Lenders or their nominee certain “step-in” rights.

               “Construction Schedule and Capital Spending Plan” means the Borrower’s construction schedule and capital spending plan, dated June 20, 2007, as the same may be modified by the Borrower and approved by the Required Lenders.

               “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

               “Debt Issuance” means the issuance of any Indebtedness by any Loan Party other than the issuance of any Indebtedness permitted under Section 6.1.

               “Debt Service Charges” means, for a particular period, the sum of all scheduled principal payments made or required to have been made by the Borrower hereunder with respect to Term Loans during such period and interest on such Term Loans paid or required to have been paid by the Borrower during such period.

               “Debt Service Coverage Ratio” means, (a) with respect to a particular Historical Test Period, the ratio of (i) CADS for such Test Period to (ii) Debt Service Charges for such Test Period (as determined with respect to the financial statements most recently delivered pursuant to Section 5.1(a) and (b) hereof); and (b) with respect to a particular Future Test Period, the ratio of (i) CADS for such Test Period to (ii) Debt Service Charges for such Test Period (as determined with respect to the Financial Model then in effect).

               “Debt Service Reserve Account” has the meaning set forth in the Collateral Account Agreement.

               “Deed of Trust’ means the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing in the form of Exhibit D, hereto.

               “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

               “Deferred Payments” means payments on the A Term Loan made pursuant to Section 2.8(b) or Section 2.9(e) in an aggregate amount equal to the sum of (a) $3,607,085 plus (b) the Deferred Payment Notional Amount. For purposes of this definition, “Deferred Payment Notional Amount” shall mean an amount equal to a notional amount of interest on the amount in clause (a) of the preceding sentence calculated at a rate of 5.98% per annum from and including March 31, 2009 to but excluding the earlier of Completion and the Deferred Payment Trigger Date, and (assuming Completion occurs first) 5.48% per annum from and including Completion to but excluding the Deferred Payment Trigger Date and (ii) such notional amount of interest otherwise calculated in a manner consistent with this Agreement, including with respect to the capitalization of interest in Section 2.11(c) . For the avoidance of doubt, the calculation provided for in the previous sentence is not additional interest required to be paid by the Borrower, but is a calculation of the amount of prepayments required to be made by the Borrower in order for the Deferred Payment Trigger Event to occur.

               “Deferred Payment Trigger Event” means the Deferred Payments shall have been made with respect to the A Term Loan.

               “Disclosure Schedule” means the disclosure schedule that has been prepared by the Borrower, delivered by the Borrower to the Lender, and dated the date of this Agreement, which shall be deemed to include each Borrower Public Document available on EDGAR or SEDAR and filed prior to the date of this Agreement if the relevance of such disclosure is reasonably apparent on its face.

               “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, other than the Permitted Royalty Sale.

               “dollars” or “$” refers to lawful money of the United States of America.

               “EBIT” means, for a particular period, Net Income for such period plus, to the extent deducted in determining such Net Income and without duplication, the aggregate of the (a) Interest Expenses for such period, and (b) Tax Expenses for such period, determined in each case in accordance with GAAP.

               “EDGAR” means the Electronic Data-Gathering, Analysis, and Retrieval system of the SEC, accessible on the Internet at www.sec.gov.

               “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

               “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

               “Environmental Plan” means the Compliance Order dated September 7, 2002 issued by the Arizona Department of Environmental Quality, as the same may be modified, replaced, or superceded (including, without limitation, by the appropriate Aquifer Protection Permit).

               “Equity Interests” means shares of equity interest, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

               “Equity Issuance” means any issuance by the Borrower to any Person (other than a Loan Party) of shares of its Equity Interests.

               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

               “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

               “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

               “Event of Default” has the meaning assigned to such term in Article VII.

               “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a) .

               “Excess Cash Flow” means, at any particular time and from time to time, the amount identified in the Excess Cash Flow Certificate.

               “Excess Cash Flow Certificate” means a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit E hereto.

               “Existing Bridge Loan Facility” means the loan evidenced by the $4,900,000 Amended and Restated Secured Promissory Note dated May 31, 2006 between the Borrower and Nedbank Limited, as the same may be amended and modified from time to time.

               “Existing Copper Hedge Counterparty” means the copper hedge provider under any Existing Copper Hedging Agreement.

               “Existing Copper Hedging Agreements” means the Hedge Agreements currently in place that hedge the price of copper.

               “Feasibility Study” means the Feasibility Study, dated October, 2005, prepared by Winters, Dorsey and Company LLC, as supplemented by the Johnson Camp Mine Project Feasibility and Technical Report, dated September, 2007, prepared by Bikerman Engineering & Technology Associated, Inc.

               “Fee Letter” means the fee letter dated June 27, 2007 between the Borrower and Nedbank Limited, as the same may be amended, modified, supplemented or replaced from time to time.

               “Financial Model” means the financial model delivered pursuant to Section 11.2(b), as the same may be modified from time to time in accordance with Section 5.10.

               “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

               “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

               “Forward Sale Price Protection Program” means a hedging program with respect to a specified percentage of copper output from the Project which shall be entered into prior to the Closing Date (with such adjustments consistent with Section 5.12) and which shall be in form and substance satisfactory to the Borrower and the Administrative Agent.

               “Future Test Periods” means with respect to any Test Date, the period of four consecutive fiscal quarters ending on each of the next four succeeding Test Dates.

               “GAAP” means generally accepted accounting principles in the United States of America.

               “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

               “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any

Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

               “Guarantor” means Cochise.

               “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

               “Hedging Agreement” means any present or future swap, hedging, foreign exchange or cash management agreement or other derivative transaction entered into by any Loan Party which constitutes any copper or commodity hedging transaction, spot or forward foreign exchange transaction, interest rate swap transaction, currency swap transaction, forward rate transaction, rate cap transaction, rate floor transaction, rate collar transaction, and any other exchange or rate protection transaction, any combination of such transactions or any option with respect to any such transaction entered into by any Loan Party.

               “Historic Six Month Average Spot Price” means, for any day, the average of the closing spot price for copper on New York Comex for each Business Day over the six-month period ending on such day.

               “Historical Test Period” means the period of four consecutive fiscal quarters of the Borrower ending on a Test Date; provided, that for purposes of calculating the Debt Service Coverage Ratio and Interest Coverage Ratio for each of the first three applicable Test Dates after Completion, the amount of each of CADS, Debt Service Charges, EBIT and Interest Expense for purposes of such calculations shall be determined as follows: (a) for the first Test Date, such amounts shall equal the amounts for the most recently ended fiscal quarter multiplied by 4, (b) for the second Test Date, such amounts shall equal the amount for the two most recently ended fiscal quarters multiplied by 2; and (c) for the third Test Date, such amounts shall equal the amount for the three most recently ended fiscal quarters multiplied by 3/4.

               “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

               “Indemnified Taxes” means Taxes other than Excluded Taxes.

               “Independent Technical Consultant” means the technical engineering consultant as the Administrative Agent, in consultation with the Borrower, may engage from time to time to monitor the Borrower’s construction under and compliance with the Construction Schedule and Capital Spending Plan, certify the passage of the Completion tests and otherwise carry out the responsibilities of the Independent Technical Consultant under the Loan Documents.

               “Intellectual Property” shall mean all issued patents and patent applications, industrial design registrations, trade-marks, registrations and applications therefor, trade-names and styles, logos, copyright registrations and applications therefor, all of the foregoing owned by or licensed to the Loan Parties or any of them and used in or necessary to the operation of the Project.

               “Interest Coverage Ratio” means (a) with respect to a particular Historical Test Period, the ratio of (i) EBIT for such Test Period to (ii) Interest Expense for such Test Period (as determined with respect to the financial statements most recently delivered pursuant to Section 5.1(a) and (b) hereof); and (b) with respect to a particular Future Test Period, the ratio of (i) EBIT for such Test Period to (ii) Interest Expense for such Test Period (as determined with respect to the Financial Model then in effect); provided that any such calculation shall be effected without regard to the effect of any non-cash expense associated with the $23 million equity financing.

               “Interest Expense” means, for any particular period, the aggregate amount which would be classified on the income statement of the Borrower for such period as interest expenses (whether expensed or capitalized or in respect of synthetic lease obligations), all as determined in accordance with GAAP.

               “Interest Payment Date” means the last Business Day of each of March, June, September and December in each year.

               “Interest Period” means, with respect to any Borrowing, (a) the period from and including the date of such Borrowing to but excluding the first Interest Payment Date occurring after such Borrowing, and (b) thereafter, the period from and including the first Interest Payment Date for such Borrowing, to but excluding the next Interest Payment Date.

               “Lenders” has the meaning set forth in the recitals hereto.

               “LIBOR Rate” means the rate of interest per annum, calculated on the basis of a year of 360 days, determined by the Administrative Agent for a particular Interest Period (a) at 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Interest Period that appears as such on the Reuters Page LIBOR01, or (b) if, for any reason, such rate does not appear on such Reuters Page, the rate of interest per annum (rounded upwards if necessary to the nearest whole multiple of 1/16%) determined by the Administrative Agent as being the rate of interest at which the Administrative Agent, in accordance with its normal practices, would be prepared to offer to leading banks in the London interbank market for delivery on the first day of each relevant Interest Period for a period equal to the relevant Interest Period based on the number of days comprised therein, deposits in U.S. dollars of comparable amounts to the amount of the Term Loan, to be outstanding during the Interest Period, at or about 11:00 am (London time) on the second Business Day prior to the commencement of such Interest Period.

               “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

               “Loan Documents” means this Agreement, the Security Documents, and the Fee Letter.

               “Loan Party” means each of the Borrower and the Guarantor.

               “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Project or any Loan Party, (b) the ability of any Loan Party to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under the Loan Documents.

               “Material Contracts” means the material contracts set forth on Schedule 1.1, and any other contract which, in the event of a breach, could reasonably be expected to result in a Material Adverse Effect, as determined by the Administrative Agent in consultation with the Borrower.

               “Material Indebtedness” means Indebtedness (other than the Term Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of any Loan Party in an aggregate principal amount exceeding $200,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

                “Mining Properties” means the real property pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents.

               “Moody’s” means Moody’s Investors Service, Inc.

               “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

               “Net Cash Proceeds” means:

                              (a)      with respect to any Disposition, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition less (ii) the sum of (x) the out-of-pocket expenses incurred by the Borrower in connection with such Disposition and (y) taxes reasonably estimated to be actually payable in connection therewith;

                              (b)      with respect to any Casualty Event, the excess, if any, of (i) the sum of insurance proceeds or other condemnation award received (other than any amounts received in connection with business interruption insurance) in connection with such Casualty Event less (ii) the sum of any reasonable expenses incurred in connection therewith; and

                              (c)      with respect to any Debt Issuance, the excess, if any, of (i) all cash received in connection with such Debt Issuance less (ii) the sum of all reasonable expenses by the Borrower incurred in connection therewith.

               “Net Income” means, for a particular period, the aggregate amount which would be classified on the income statement of the Borrower for such period as net income, determined in accordance with GAAP; provided that Net Income shall be inclusive of extraordinary, unusual and non-recurring items to the extent received or paid in cash and exclusive of extraordinary, unusual and non-recurring items to the extent not received or paid in cash.

               “Obligations” means all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by a Loan Party to a Lender or the Administrative Agent under or in connection with the Loan Documents or any Hedging Agreement.

               “Operating Costs” means, for any period, the sum, computed without duplication, of all consolidated costs and expenses (including, without limitation, costs relating to corporate overhead, salaries, insurance, board expenses, legal expenses, deferred salaries, expenses in connection with letters of credit, and royalty payments) paid directly or indirectly by the Borrower during such period (or, in the case of any future period, projected to be paid or payable during such period) in connection with the operation, maintenance and administration of the Project.

               “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

               “Participant” has the meaning set forth in Section 10.4.

               “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

               “Permitted Investments” means:

                         (a)      direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

                         (b)      investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

                         (c)      investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

                         (d)      fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

                         (e)      money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

                         (f)      any deposits of the type described in clause (d) of “Permitted Liens”.

               “Permitted Liens” means Liens:

                         (a)      imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;

                         (b)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;

                         (c)      pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

                         (d)      deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business;

                    (e)      judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

                    (f)      easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

               “Permitted Royalty Sale” has the meaning set forth in Section 11.1(f) .

               “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

               “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

               “Principal Payment Dates” means the last Business Day of March, June, September, and December in each year, starting with the last Business Day of September 2009 and ending on the last Business Day of March 2013.

               “Proceeds Account” has the meaning set forth in the Collateral Account Agreement.

                “Project” means the construction, startup and operation by the Borrower of the Johnson Camp Mine, a copper mine and production facility located 65 miles east of Tucson, Arizona, as described in the Feasibility Study and as augmented by the Construction Schedule and Capital Spending Plan and Financial Model.

               “Project Development Costs” means amounts (other than Operating Expenses) spent pursuant to Material Contracts and the Construction Schedule and Capital Spending Plan.

               “Register” has the meaning set forth in Section 10.4.

              “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

              “Required Lenders” means, at any time, Lenders having Term Loans and unused Term Loan Commitments representing more than 50% of the sum of the total Term Loans and unused Term Loan Commitments at such time.

               “Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, and (b) any other expenditures not constituting Project Development Costs or Operating Costs, including, without limitation, any amounts expended with respect to (x) exploration at the Coyote Springs site in an amount in excess of $1,500,000 during the Availability Period, and (y) exploration at the Mimbres site in an amount in excess of $100,000 during the Availability Period.

               “S&P” means Standard & Poor’s.

               “SEC” means the United States Securities and Exchange Commission.

               “Second Amendment and Restatement Date” has the meaning set forth in Section 11.1.

               “Secured Parties” means the Administrative Agent and the Lenders.

               “Security” means the collateral security constituted by the Security Documents.

               “Security Documents” means the Deed of Trust, the Collateral Account Agreement, the Account Charge, the Consent Agreements and such other security documents and instruments, including without limitation Uniform Commercial Code financing statements, as may be executed and/or delivered by the Loan Parties pursuant to the terms hereunder or any collateral document which, in each case, shall be deemed executed and delivered for the benefit of the Administrative Agent and the Lenders.

               “SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators (including the Canadian Securities Regulators), accessible on the Internet at www.sedar.com.

               “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can be reasonably be expected to become an actual or matured liability.

               “Start-up of Commercial Production” means the earliest date on which the Borrower has produced at least three million pounds of saleable copper cathodes from newly mined ore.

               “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

               “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

               “Term Loans” has the meaning set forth in Section 2.1, and (a) after the Second Amendment and Restatement Date shall consist of the A Term Loans, and (b) after a Term Loan Conversion Event, shall consist of the A Term Loans and the B Term Loans. For the avoidance of doubt, only A Term Loans shall exist immediately following the Second Amendment and Restatement Date, provided that the A Term Loans may be re-tranched into A Term Loans and B Term Loans if a Term Loan Conversion Event shall occur.

               “Term Loan Borrowing Request” means a borrowing request substantially in the form of Exhibit B.

               “Term Loan Commitment” means the commitment of such Lender to make Term Loans hereunder, as such amount may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.1, or in the assignment and assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Term Loan Commitment is $25,000,000, which amount may be reduced by the Borrower in accordance with Section 2.5(b) .

               “Term Loan Conversion Event” has the meaning set forth in Section 10.16.

               “Test Date” means the last day of December, March, June, and September of each year, commencing from the date on which Completion occurs or the first such date at least 12 months after the first drawdown, whichever is earlier, until the final Principal Payment Date.

               “Transactions” means (a) the execution, delivery and performance by the Loan Parties of (i) the Loan Documents, the Borrowing and the use of the proceeds thereof, and (ii) the Material Contracts, and (b) the development of the Project by the Borrower.

               “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

               “Working Capital” means, at any particular time, (a) the amount which would be classified on the balance sheet of the Borrower at such time as current assets, minus (b) the amount which would be classified on the balance sheet of the Borrower at such time as current liabilities (other than the current portion of long-term debt), in each case determined in accordance with GAAP.

          SECTION 1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.
THE TERM LOANS

          SECTION 2.1. Term Loans.

                         (a)      Subject to the terms and conditions set forth herein, each Lender agrees to make available to the Borrower during the Availability Period, loans (“Term Loans”) in an aggregate principal amount that will not result in a Lender exceeding such Lender’s Term Loan Commitment. The Term Loan is not revolving in nature, and any portion thereof that is repaid or prepaid cannot be reborrowed. Borrowings may occur from time to time but not more frequently than once per calendar month.

                         (b)      On the Second Amendment and Restatement Date the Term Loans under the Second Amended and Restated Credit Agreement shall be deemed to be Term Loans hereunder, and such Term Loans shall be deemed to satisfy such Lender’s obligation under the preceding paragraph. Such Term Loans shall be referred to as the “A Term Loans” under this Agreement. The A Term Loans may, upon the occurrence of a Term Loan Conversion Event, be separated into two separate tranches (the “A Term Loan” and the “B Term Loan”), as provided for in Section 10.16.

          SECTION 2.2. Borrowings.

                         (a)      Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Term Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required.

                         (b)      Each Lender at its option may make any Term Loan by causing any branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of such Lender hereunder to make such Term Loan or the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement; and provided further that any such Lender shall in any event be subject to Section 2.17.

                         (c)      Each Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $2,500,000.

          SECTION 2.3. Requests for Borrowings. To request a Borrowing, the Borrower shall provide a Term Loan Borrowing Request to the Administrative Agent not later than 11:00 a.m., New York City time, two Business Days prior to the date of the proposed Borrowing. Promptly following receipt of a Term Loan Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

          SECTION 2.4. Funding of Borrowings.

                         (a)      Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts so received to the Proceeds Account.

                         (b)      Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Borrowing.

          SECTION 2.5. Termination and Reduction of Term Loan Commitments.

                         (a)      Unless previously terminated, the Term Loan Commitments shall terminate on the last day of the Availability Period.

                         (b)      The Borrower may at any time terminate, or from time to time reduce, the Term Loan Commitments; provided that each reduction of the Term Loan Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.

          SECTION 2.6. Repayment of Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender:

                         (a)      the then unpaid principal amount of the A Term Loan in 15 (fifteen) equal installments on each Principal Payment Date; and

                         (b)      the then unpaid principal amount of the B Term Loan (if any) on the final Principal Payment Date, provided that if the Deferred Payment Trigger Event has occurred, then the B Term Loan shall be payable in equal installments on each of the Principal Payment Dates remaining for the A Term Loan (after giving effect to the payment of the Deferred Amounts).

For the avoidance of doubt and by way of illustration (x) if the B Term Loan was outstanding and the Deferred Payment Trigger Event occurred prior to the first Principal Payment Date, then the B Term Loan would be amortized over the first 13 (thirteen) Principal Payment Dates, since the last two installments of the A Term Loan (defined as the “Deferred Payments”) shall have already been paid, and (y) if the Deferred Payment Trigger Event occurs after the first Principal Payment Date but prior to the second Principal Payment Date, then the B Term Loan would be amortized over the next 12 (twelve) Principal Payment Dates.

          SECTION 2.7. Evidence of Debt.

                         (a)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable to such Lender hereunder.

                         (b)      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

                         (c)      The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

                         (d)      Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.8. Optional Prepayments of Term Loans. The Borrower shall have the right at any time and from time to time to prepay any Term Loan in whole or in part, provided that:

                         (a)      the Borrower shall notify the Administrative Agent in writing of any prepayment hereunder not later than 11:00 a.m., New York City time, at least five Business Days before the date of prepayment; each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Term Loan or portion thereof to be prepaid; promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof;

                         (b)      each prepayment shall be applied (i) first, to the Deferred Payments until such payments have been paid in full, (ii) second to installments of the B Term Loan (if any) in inverse order of maturity until paid in full, and (iii) third, to installments of the A Term Loan in inverse order of maturity until paid in full; prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and any break funding payments required by Section 2.14;

                         (c)      the Debt Service Reserve Account is fully funded;

                         (d)      the Borrower shall be in compliance with the financial covenants set forth in Section 6.10 after giving effect to any such prepayment (calculated on a proforma basis with respect to the Historical Test Period and Future Test Period for the Test Date most recently ended); and

                         (e)      so long as such prepayment is made with the proceeds of internally generated funds (and not a refinancing) then no prepayment penalty shall apply; provided that a prepayment penalty in an amount set forth on the following schedule shall apply with respect to any prepayment made with proceeds of other than internally generated funds:

Period	Percentage of Principal Amount Prepaid
Closing Date through but excluding the second anniversary of the Closing Date	3.5%
Second anniversary date of the Closing Date to but excluding the third anniversary of the Closing Date	2.5%
Third anniversary date of the Closing Date to but excluding the fourth anniversary of the Closing Date	1.5%
From and after the fourth anniversary of the Closing Date	1.0%

          SECTION 2.9. Mandatory Prepayments.

                         (a)      Excess Cash Flow. After the termination of the Availability Period, on each date of delivery of financial statements as required by Sections 5.01(a) and (b), the Borrower shall deliver to the Administrative Agent an Excess Cash Flow Certificate for the fiscal quarter most recently ended and shall simultaneously prepay outstanding Term Loans in the aggregate principal amount equal to the amount of 80% of Excess Cash Flow indicated on such certificate, provided that, after the Deferred Payment Trigger Event, the Borrower shall be thereafter obliged to prepay outstanding Term Loans in the aggregate principal amount equal to 40% of Excess Cash Flow as indicated on such certificate. The Administrative Agent shall notify the Borrower, within 10 Business Days after receipt of such certificate, whether it validates and approves such certificate, and, if it does not validate and approve the certificate, advise the Borrower of the amount of the Excess Cash Flow as calculated by the Administrative Agent. In the absence of manifest error on the part of the Administrative Agent, the Borrower shall adjust the amount to be paid by it on the following Principal Payment Date by the amount necessary to take account of the discrepancy in such the certificate, as certified by the Administrative Agent. Any such prepayment shall be applied in accordance with clause (e) hereof.

                          (b)      Dispositions. The Borrower shall prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds of any Disposition or series of Dispositions by any Loan Party or any Subsidiary of a Loan Party pursuant to Section 6.3(a)(iii) generating Net Cash Proceeds in excess of $250,000 in the aggregate after the Closing Date. Each such prepayment shall be due promptly upon receipt by the such Person of such Net Cash Proceeds and shall be applied as set forth in clause (e) below. Notwithstanding the foregoing, the Borrower shall not be required to apply any such proceeds in accordance with clause (e) to the extent that the Borrower advises the Administrative Agent at the time of the relevant Disposition that the Borrower intends to use the Net Cash Proceeds thereof to finance one or more Operating Costs or Project Development Costs permitted by this Agreement, and such Net Cash Proceeds are in fact so applied (or contractually committed to be applied) to such expenditures within 180 days of such Disposition (it being understood that Net Cash Proceeds shall be deemed to be utilized in the same order in which they are received. Any such Net Cash Proceeds which are not applied (or contractually committed to be applied) within such 180 day period as required by the immediately preceding sentence shall forthwith be applied in accordance with clause (e). Notwithstanding the foregoing, the Borrower shall not be required to prepay any proceeds realized form the sale of any Dispositions generated from the sale of assets exclusively related to the Coyote Springs or Mimbres sites. In addition, the Borrower agrees that the sale of any drilling equipment no longer used in the business of the Borrower shall be considered to be Disposition under Section 6.3(a)(iii) .

                         (c)      Casualty Events. The Borrower shall prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary of a Loan Party in connection with any Casualty Event or series of Casualty Events generating Net Cash Proceeds in excess of $1,000,000 in the aggregate for any fiscal year. Each such prepayment shall be due promptly upon receipt by such Person of such Net Cash Proceeds and shall be applied as set forth in clause (e) below. Notwithstanding the foregoing, the Borrower shall not be required to apply any such proceeds in accordance with clause (e) to the extent that the Company advises the Administrative Agent at the time of the relevant Casualty Event that it intends to use Net Cash Proceeds thereof to finance the replacement or repair of such affected property, and such Net Cash Proceeds are in fact so applied (or contractually committed to be applied) to such affected Property within 360 days of receipt thereof (it being understood that Net Cash Proceeds shall be deemed to be utilized in the same order in which they are received). Any such Net Cash Proceeds which are not applied (or contractually committed to be applied) within such 360 day period as required by the immediately preceding sentence shall forthwith be applied as set forth in clause (e) below.

                         (d)      Debt Issuances. The Borrower shall prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds received by the Borrower or any Subsidiary in connection with any Debt Issuance. Each such prepayment shall be due promptly upon receipt by such Person of such Net Cash Proceeds and shall be applied as set forth in clause (e) below.

                         (e)      Application. Any such prepayment shall be applied (i) first, to the Deferred Payments until such payments have been paid in full, (ii) second to installments of the B Term Loan (if any) in inverse order of maturity until paid in full, and (iii) third, to installments of the A Term Loan in inverse order of maturity until paid in full.

          SECTION 2.10. Fees.

                         (a)      The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at 0.250% per annum on the daily amount of the unused Term Loan Commitment of such Lender during the Availability Period, subject to the last sentence hereof. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Term Loan Commitments terminate, commencing on the first such date to occur after the date hereof. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Such fees shall be payable on an amount of unused commitments for each day equal to the amount of unused Commitments set forth in the table below minus the amount of Term Loans outstanding on such day:

Period	Amount of unused Commitments
From the Closing Date through the last day of September, 2007	$ 3,000,000
October 2007	7,500,000
November 2007	12,500,000
December 2007	16,000,000
January 2008	20,500,000
February 2008	22,000,000
March 2008	23,000,000
April 2008 through the end of the Availability Period	25,000,000

For purposes of illustration, (a) if Term Loans in an amount in excess of $9,000,000 were outstanding on September 15, 2007, no such fee would be payable on such day, and (b) if Term Loans in an amount of $2,000,000 were outstanding on September 15, 2007, such fee would be payable in respect of $1,000,000 in unused Term Loan Commitments on such day.

                         (b)      All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

          SECTION 2.11. Interest.

                              (a)      The aggregate principal amount of all outstanding A Term Loans and B Term Loans (if any) shall bear interest from the date such Term Loan is made until the date the principal of such Term Loan is repaid at an annual rate equal the LIBOR Rate for the Interest Period in effect for such Term Loan plus the Applicable Margin for such A Term Loan or B Term Loan, respectively.

                              (b)      Notwithstanding the foregoing, upon any Event of Default, all principal amounts hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to 3% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraph of this Section.

                              (c)      Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any prepayment of any Term Loan, accrued interest on the principal amount prepaid shall be payable on the date of such prepayment. Notwithstanding the foregoing, (x) for each Interest Payment Date prior to the first Principal Payment Date, any interest payable with respect to the A Term Loans on such Interest Payment Date shall be capitalized and shall increase the unpaid principal amount of the A Term Loans, and (y) for each Interest Payment Date prior to the Deferred Payment Trigger Event, any interest payable with respect to the B Term Loans on such Interest Payment Date shall be capitalized and shall increase the unpaid principal amount of the B Term Loans.

                              (d)      The applicable LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for any Term Loan:

                              (a)      the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

                              (b)      the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Term Loans (or its Term Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) no borrowing request shall be effective, and (ii) the Borrower and the Lenders shall enter into negotiations in good faith with a view to establish a satisfactory alternative basis for computing interest on the Term Loans.

          SECTION 2.13. Increased Costs.

                         (a)      If any Change in Law shall:

                         (i)      impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

                         (ii)      impose on any Lender or the London interbank market any other condition affecting this Agreement or Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan (or of maintaining its obligation to make Term Loans) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

                         (b)      If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s or holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

                         (c)      A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                         (d)      Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Term Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow any Term Loan on the date specified in any notice delivered pursuant hereto, then, in each such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such

Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on demand.

          SECTION 2.15. Taxes.

                         (a)      Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of any present and future tax liability and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                         (b)      In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                         (c)      The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

                         (d)      As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                         (e)      Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

                         (f)     If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

                         (a)      The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made into account number 2000193000423 maintained by the Administrative Agent with Wachovia Bank, N.A. located in New York, New York, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

                         (b)      If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                         (c)      If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Loan Parties or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                         (d)      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                         (e)      If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(a), 2.16(d) or 10.3(c) , then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.17. Mitigation Obligations. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

          Each Loan Party represents and warrants to the Lenders that:

          SECTION 3.1. Status and Power. The Borrower is a corporation duly incorporated and validly existing under the laws of the State of Delaware. The Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Nevada. Each Loan Party is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required except where the lack of such qualification, registration or licensing could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has all requisite corporate capacity, power and authority to own, hold under license or lease its properties, to carry on its business as now conducted and to otherwise enter into, and carry out the Transactions. None of the Loan Parties nor any of their property has any immunity from jurisdiction of any court or from any legal process (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

          SECTION 3.2. Authorization; Enforceability. All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered the Loan Documents to which it is a party. The Loan Documents to which each Loan Party is a party are legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party by the other parties thereto in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application limiting the enforcement of creditors’ rights generally and the fact that the courts may deny the granting or enforcement of equitable remedies.

          SECTION 3.3. No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents and Material Contracts to which it is a party, and the consummation of the transactions contemplated herein and therein (i) do not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of (A) the articles of incorporation or by-laws (or comparable constituting documents) of, or any shareholder agreement relating to, any Loan Party or (B) any law, regulation, judgment, decree or order binding on or applicable to any Loan Party or to which its property is subject or any agreement, lease, license, permit or other instrument to which any Loan Party is a party or is otherwise bound or by which any Loan Party benefits or to which any of its property is subject except, in each case, to the extent that such conflict does not and could not reasonably be expected to have a Material Adverse Effect and (ii) do not require the consent or approval of any

Governmental Authority or any other Person which has not been obtained and provided to the Administrative Agent.

          SECTION 3.4. Financial Statements. The Borrower’s unaudited consolidated financial statements (consisting of a balance sheet, statement of operations, statement of changes in shareholder’s deficit, and statement of cash flows) for the quarter ended September 30, 2008, were prepared in accordance with GAAP consistently applied (except that certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted or condensed and subject to normal and recurring year-end adjustments which will not be individually or in the aggregate material) in accordance with past practice and no Material Adverse Change has occurred since such date. Such financial statements fairly present the financial condition of the Borrower as at the date thereof and the financial statements fairly present the results of operations, cash flow and income of the Borrower during the fiscal period covered thereby.

          SECTION 3.5. Intentionally Omitted.

          SECTION 3.6. Litigation, etc. Except as described in Section 3.6 of the Disclosure Schedule, there are no actions, suits, investigations, claims or proceedings which have been commenced or, to the knowledge of any Loan Party, have been threatened in writing against or affecting any Loan Party before any Governmental Authority which contest any of the transactions contemplated in any of the Loan Documents or Material Contracts. There are no actions, suits, investigations, claims or proceedings which have been commenced or, to the knowledge of any Loan Party, have been threatened in writing against or affecting any Loan Party before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.7. Title to Assets. Except as described in Section 3.7 of the Disclosure Schedule, each Loan Party has a good and marketable title to all of its property and assets which constitute Collateral, free from any Liens other than the Permitted Liens, and no Person has any agreement or right to acquire any of the Collateral except as permitted hereunder.

          SECTION 3.8. Conduct of Business. No Loan Party is in violation of any mortgage, franchise, license, certificate of approval, permit, judgment, decree, order, statute, rule or regulation relating in any way to itself or to the operation of its business or to its property or assets in a manner which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.8 of the Disclosure Schedule, each Loan Party has all licenses, certificates of approval, permits, registrations, approvals and consents which are required to own its properties and assets and to operate its businesses where they are currently being operated, other than any such items the absence of which could not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.9. Labor and Employment Matters. Except as described in Section 3.9 of the Disclosure Schedule, there are no material employment agreements covering management of the Borrower and there are no collective bargaining agreements or other labor agreements covering any employees of the Borrower. Hours worked by and payment made to employees of the Borrower have not been in violation of any Applicable Law dealing with such matters. All payments due and payable from the Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower.

          SECTION 3.10. No Default. No Default or Event of Default exists or would result from the incurring by any Loan Party of its respective Obligations. No Loan Party is in default under or with respect to any Material Contract or any other contractual obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.11. Tax Returns and Taxes. Except as described in Section 3.11 of the Disclosure Schedule, each Loan Party has filed all tax returns and tax reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

          SECTION 3.12. Withholding and Other Taxes. Assuming the Loans are funded by bank branches in London or the United States, no income, stamp or other taxes or levies, imposts, deductions, fees, duties, compulsory loans, withholdings or other charges of any nature whatsoever are or will be, under Applicable Law as in effect on the date hereof, imposed, assessed, levied or collected by the United States or any political subdivision or taxing authority thereof or therein on or in respect of principal, interest or fees payable to the Lenders or the Administrative Agent hereunder or under any other Loan Document, except, as of the date hereof, tax payable on net income under the laws of the United States or any State thereof. To the extent this representation is repeated or deemed repeated pursuant to this Agreement or other Loan Documents, this representation shall continue to be true and correct if the Borrower discloses in writing to the Administrative Agent any change as to this representation.

          SECTION 3.13. Material Contracts. The copies of each Material Contract and of any amendments thereto provided or to be provided by the Loan Parties to the Administrative Agent are, or when delivered will be, true and complete copies of such agreements and documents and no consent or other further action is required for the effectiveness and enforceability of any of such agreements heretofore provided and each such agreement is, or when executed and delivered will be, in full force and effect and enforceable by the relevant Loan Party, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application limiting the enforcement of creditors’ rights generally and the fact that the courts may deny the granting or enforcement of equitable remedies.

          SECTION 3.14. Compliance with Environmental Laws. Except as described in Section 3.14 of the Disclosure Schedule, as of the date hereof, the operations and properties of the Borrower are in compliance with applicable Environmental Laws, except where (a) appropriate remedial action acceptable to the Borrower and the applicable Governmental Authority is (or is in the process of) being taken or (b) failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Borrower has designed the Project in compliance in all material respects with applicable Environmental Laws and the

Administrative Agent and the Lenders are fully indemnified by the Loan Parties against any future liabilities arising under any applicable Environmental Laws.

          SECTION 3.15. Solvency. After giving effect to the transactions contemplated by this agreement and the other Loan Documents (including the receipt of equity proceeds as contemplated by Section 4.1(m) and receipt of proceeds from the Permitted Royalty Sale), and before and after giving effect to each Term Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

          SECTION 3.16. Locations of Tangible Assets. The addresses of all locations of the inventory, equipment and other tangible assets of the Borrower comprising part of the Collateral (other than inventory in transit) are as set out in Section 3.16 of the Disclosure Schedule. With respect to inventory located at a public warehouse, the Borrower has not issued a negotiable document of title with respect thereto.

          SECTION 3.17. Consents and Approvals for the Project. Except as set forth in Section 3.17 of the Disclosure Schedule, all Approvals and all concessions, mining rights, water rights, easements, mining and civil usufructs, surface rights, rights of way, property rights and other consents between the Borrower and third parties necessary for the development, construction and operation of the Project and all licenses or other rights to use technology have been obtained, are in full force and effect and are sufficient to permit (a) the development and construction of the Project in all material respects as contemplated by the Construction Schedule and Capital Spending Plan and the Feasibility Study, (b) the operation of the Project in all material respects as contemplated by the Feasibility Study and (c) the execution, delivery and performance by any Loan Party of its obligations under the Material Contracts, in each case other than those which (i) are not now necessary and which are expected to be obtained in the ordinary course of business by the time they are necessary or (ii) the failure to have or to obtain will not now and could not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.18. Consents and Approvals for the Security. No consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions or other documents or instruments which have not already been provided to the Administrative Agent are required to be entered into by any Person (a) to make effective the Security created or intended to be created by the Loan Parties in favor of the Administrative Agent pursuant to the Security Documents, (b) to ensure the perfection and the intended priority of such Security other than financing statements and other registrations made in connection with such Security or (c) to implement the transactions contemplated by the Loan Documents.

          SECTION 3.19. Intentionally Omitted.

          SECTION 3.20. Subsidiaries. The Borrower has no Subsidiaries, other than Cochise.

          SECTION 3.21. Mining Properties. The Mining Properties have been validly granted to and registered in the name of the Borrower, are owned by the Borrower and are in full force and effect and in good standing. Except as set forth in Section 3.7 of the Disclosure Schedule, no Person other than the Borrower and, to the extent provided in the Security Documents, the Administrative Agent, has any right, title or interest in, to or under the Mining Properties or in the property and rights encompassed thereby other than Permitted Liens. Taken as a whole, the Mining Properties are sufficient in duration, scope, content and effect to permit the Borrower to conduct all activities contemplated in the Feasibility Study to be conducted by it over the time periods specified therein.

          SECTION 3.22. Feasibility Study. As of the date hereof, the Feasibility Study (as augmented by the Construction Schedule and Capital Spending Plan and the Financial Model) does not, taken as a whole, include any untrue statement of a material fact or omit a material fact necessary to make the information therein not misleading. As of the date hereof, the Borrower believes that, taken as a whole, except for the assumptions relating to metal prices to the extent such prices are not hedged, interest rates, exchange rates and the rate of inflation (which assumptions reflect solely a choice of a reasonable manner of calculation and presentation), (a) the Feasibility Study (as augmented by the Construction Schedule and Capital Spending Plan and Financial Model), taken as a whole, is fair and reasonable in light of the Borrower’s expectations as of the date hereof with respect to the Project, (b) the assessment of reserves of the Project contained in the Feasibility Study (as augmented by the Construction Schedule and Capital Spending Plan and Financial Model) is fair and reasonable, and (c) the cash flow calculations contained in the Feasibility Study (as augmented by the Construction Schedule and Capital Spending Plan and Financial Model) are based on assumptions which, at the date hereof, are fair and reasonable in light of the Borrower’s expectations with respect to the Project.

          SECTION 3.23. Financial Model, Construction Schedule and Capital Spending Plan. The Borrower believes that, except for the assumptions relating to metal prices to the extent such prices are not hedged, interest rates, exchange rates and the rate of inflation (which assumptions reflect solely a choice of a reasonable manner of calculation and presentation), (a) the Construction Schedule and Capital Spending Plan, and the Financial Model, taken as a whole, are fair and reasonable in light of the Borrower’s expectations and information as of the date hereof with respect to the Project and (b) taken as a whole, the cash flow calculations contained in the Financial Model are based on assumptions which, at the date hereof, are fair and reasonable in light of the Borrower’s expectations and information with respect to the Project.

          SECTION 3.24. Project Information. Except as otherwise expressly provided herein, the information provided by or on behalf of the Loan Parties in writing to the Administrative Agent (except to the extent such information relates to Persons other than the Loan Parties) but excluding metal prices to the extent such prices are not hedged, interest rates, exchange rates and the rate of inflation (which assumptions reflect solely a choice of a reasonable manner of calculation and presentation), taken as a whole, does not contain any untrue statement of material fact (or omit any material fact or circumstance necessary in order to make the information contained therein not misleading) known to the Borrower at the time of execution of this Agreement.

          SECTION 3.25. Intellectual Property. The Borrower owns or is licensed or otherwise has the right to use all Intellectual Property that is used in the operation of its business without conflict with the rights of any other Person (other than any Intellectual Property the absence of which or any such conflict with respect to which could not reasonably be expected to have a Material Adverse Effect). The Borrower has not received any notice of any claim of infringement or similar claim or proceeding relating to any of the Intellectual Property which if determined against the Borrower could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.26. Liens. Subject to the requisite registrations of the Security Documents or filings thereof, the Liens granted to the Administrative Agent pursuant to the Security Documents are fully perfected first priority Liens in and to the Collateral, subject only to Permitted Liens.

          SECTION 3.27. Insurance. All insurance required to be maintained pursuant to Section 5.5 is in full force and effect.

          SECTION 3.28. Ranking. The Term Loans shall rank at least pari passu with all other unsecured indebtedness of the Loan Parties, except for those which are preferred by provisions of applicable statutory law.

ARTICLE IV.
CONDITIONS

          SECTION 4.1. Closing Date. The obligations of the Lenders to make Term Loans hereunder shall not become effective until the second Business Day after the date on which each of the following conditions is satisfied in a manner satisfactory to the Administrative Agent (or waived in accordance with Section 10.2):

                         (a)      The Administrative Agent shall have received executed versions of each of the Loan Documents from each of the parties thereto, including the Borrower.

                         (b)      Each of the Material Contracts set forth on clause (A) of Schedule 1.1 shall be in form and substance reasonably satisfactory to the Administrative Agent and shall have been executed by each of the parties thereto and delivered to the Administrative Agent. Each of the Consent Agreements shall be in form and substance satisfactory to the Administrative Agent and shall have been executed by each of the parties thereto and delivered to the Administrative Agent.

                         (c)      The Administrative Agent and the Borrower shall have agreed on (i) the Financial Model, the Construction Schedule and Capital Spending Plan, and the Environmental Plan and (ii) the operating budgets (which shall include an operating budget for contract mining or lease payments for mining equipment), copies of which shall have been delivered to the Administrative Agent (it being understood that the initial budgets shall be included as part of the Financial Model).

                         (d)      Evidence that the Existing Bridge Loan Facility has been repaid in full and all Liens securing the obligations thereunder have been released.

                         (e)      Evidence that the Forward Sale Price Protection Program has been implemented.

                         (f)      The Independent Technical Consultant shall have been appointed.

                         (g)      The Administrative Agent and the Borrower shall have agreed on the forms of Completion Certificates and the tests for Completion for purposes thereof.

                         (h)      The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Ballard Spahr Andrews & Ingersoll LLP, Arizona counsel for the Borrower, and (ii) Bingham McCutchen LLP, New York counsel to the Administrative Agent, covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request.

                         (i)      The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Borrower and the Guarantor, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel, including, but not limited to:

                         (i)      a copy of the certificate of incorporation and by-laws or other founding documentation of each of the Borrower and the Guarantor;

                         (ii)      a copy of the resolutions of the board of directors or other appropriate decision making body of each of the Borrower and the Guarantor authorizing the conclusion and execution of each of the Loan Documents; and

                         (iii)      specimen signatures of each of the authorized officers of the Borrower for the purposes of implementation of the Loan Documents.

                         (j)      The Administrative Agent shall have received:

                         (i)      evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with evidence that the Administrative Agent has been named as “additional insured” and “loss payee” under each policy of insurance;

                         (ii)      evidence that the Borrower has obtained all Approvals necessary to commence implementation of the Construction Schedule and Capital Spending Plan;

                         (iii)      to the extent relevant, searches of Uniform Commercial Code or other similar records or filings in the jurisdiction of formation of the Borrower, the jurisdiction of the chief executive office of the Borrower and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Liens permitted by Section 6.2;

                         (iv)      all certificates evidencing all certificated equity interests pledged to the Administrative Agent pursuant to the Security Documents, together with duly executed in blank, undated stock powers attached thereto;

                         (v)      in the case of any real property Collateral, a title insurance policy together with proof of payment of all fees and premiums for such policy, from the applicable title insurance Loan Party and in amounts satisfactory to the Administrative Agent, insuring the interest of the Administrative Agent as mortgagee;

                         (vi)      all applicable “Know Your Customer” client identification documentation;

                         (vii)      in the case of any personal property Collateral located at a premises leased the Borrower, such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent; and

                         (viii)      the Collateral Accounts shall have been established with a bank acceptable to the Administrative Agent and the Collateral Account Agreement shall have been executed by such bank and the Lenders, the Administrative Agent and the Borrower and delivered to the Administrative Agent.

                         (k)      The Lenders shall have completed a due diligence investigation of the Project, the Borrower and its subsidiaries in scope, and with results, satisfactory to the Lenders, and shall have been given such access to the management records, books of account, contract and properties of Borrower and its subsidiaries and shall have received such financial, business and other information regarding the Project and each of the foregoing Persons and their businesses as they shall have reasonably requested.

                         (l)      The Administrative Agent shall have received certification that there does not exist (i) any order, decree, judgment, ruling or injunction which restrains the consummation of the Loan Documents in the manner contemplated hereby, and (ii) any pending or threatened action, suit, investigation or proceeding which is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

                         (m)      The Borrower shall have received additional equity proceeds in an amount not less than $23,000,000 on terms acceptable to the Administrative Agent.

                         (n)      The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.2.

                         (o)      The Administrative Agent shall have received all fees, costs and expenses and other amounts due and payable on or prior to the Closing Date in connection with the Transaction, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Term Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., New York City time, on September 30, 2007 (and, in the event such conditions are not so satisfied or waived, the Term Loan Commitments shall terminate at such time).

          SECTION 4.2. Additional Conditions. The obligation of each Lender to make a Term Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

                         (a)      The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing.

                         (b)      At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.
AFFIRMATIVE COVENANTS

          Until the Term Loan Commitments have expired or been terminated and the principal of and interest on each Term Loan and all fees payable hereunder shall have been paid in full, the Loan Parties covenant and agree with the Lenders that:

          SECTION 5.1. Financial Statements and Reporting. The Borrower, will furnish the Administrative Agent and each Lender with the following documents, statements and reports (by email and in pdf format):

                         (a)      Annual Financial Statements. Within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth, in the case of statements of operations and cash flows, in comparative form the figures for the previous fiscal year, all reported on by Mayer Hoffman McCann P.C. or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries in accordance with GAAP consistently applied.

                         (b)      Quarterly and Semi-Annual Financial Statements. For the first 3 years after the Closing Date, 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, and after such 3 year period, within 45 days after the end of each fiscal half year, the Borrower shall deliver its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter or half year, as applicable and the then elapsed portion of the fiscal year, setting forth, in the case of statements of operations and cash flows, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

                         (c)      Quarterly Financial Projections. As soon as available, but in any event at least 30 days prior to the close of each fiscal quarter of the Borrower, a quarterly projection with respect to the operations of the Borrower for the next four fiscal quarters. Such projections shall be certified by the Financial Officer of the Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Financial Officer has no reason to believe that they are misleading in any material respect based upon the knowledge and information available at the time of creation, update, and/or certification.

                         (d)      Certificate of Compliance. Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

                         (e)      Certificate of Accounting Firm. Concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

                         (f)      Construction Progress Reports. As soon as available, but in no event more than 20 days after the end of each calendar month prior to Completion, a summary of construction of the Project during such month in a form agreed to by the Borrower and the Administrative Agent, describing (i) physical progress and expenditure during such month, (ii) cumulative expenditure through the end of such month, (iii) variations of such progress and expenditure from that set forth in the Construction Schedule and Capital Spending Plan, (iv) the Borrower’s then current estimates of total Project Development Costs and of the date of Start-up of Commercial Production and the Completion Date and (v) any fact or occurrence of which the Borrower is aware that (x) may reasonably be expected to increase the aggregate Project Development Costs above those in the Construction Schedule and Capital Spending Plan, delay Start-up of Commercial Production or the Completion Date beyond the then-currently estimated dates therefor or have a Material Adverse Effect on the performance of the Project when completed or (y) may reasonably be expected to render unreasonable or inappropriate any material assumption on which the Financial Model or the Construction Schedule and Capital Spending Plan was based, and the anticipated manner and timing of actions proposed to be taken by the Borrower in reaction to any such fact or occurrence.

                         (g)      Operating Reports. As soon as available but in no event more than 20 days after the end of each fiscal quarter after the earlier of the date of Completion or Start-up of Commercial Production, a summary of such month’s or such fiscal quarter’s operations and a summary of the fiscal year-to-date operations in a form agreed to by the Borrower and the Administrative Agent, in each case compared to the budgets and forecasts delivered pursuant to clause (h) above, including information in reasonable detail concerning (i) Project production and shipment of Project production during such period and variations from the related projections for such period reflected in the Financial Model, (ii) the Borrower’s inventory of product at the end of such period, (iii) revenues generated during such period from the sale of product, (iv) Operating Costs during such period as compared to the Financial Model, (v) costs constituting Capital Expenditures during such period as compared to the Construction Schedule and Capital Spending Plan, (vi) the Borrower’s most recent cash planning forecast covering at least the next following month or fiscal quarter, as the case may be, and (vii) any material developments during such period in Project operation, including material technical problems, discovery of any material defects in the physical facilities of the Project, material interruptions to operation or material labor difficulties.

                         (h)      Budget. As soon as available, but in any event at least 30 days prior to the close of each fiscal year of the Borrower, the Borrower’s budget and operating plan for the following fiscal year, such budget to be in a form reasonably satisfactory to the Administrative Agent.

                         (i)      Environmental Compliance. Any material update of the Environmental Plan within 30 days after such update is available. The Borrower shall promptly, but in no event later than 5 Business Days after the Borrower obtains knowledge thereof, deliver written notice to the Administrative Agent (for delivery to each Lender) of the occurrence of (i) any material environmental accident or spill affecting the Borrower or the Project, (ii) any other condition, event or circumstance that results in non-compliance by the Borrower or the Project with any applicable Environmental Law in any material respect and (iii) any other material condition, event or circumstance which is listed as a reportable event under the Environmental Plan then in effect. In addition, the Borrower shall, upon the request of the Administrative Agent, but in any event no more frequently than annually (unless an Event of Default shall have occurred and be continuing) provide a report to the Administrative Agent with regard to the Borrower’s compliance with applicable Environmental Laws in a form as reasonably agreed between the Borrower and the Administrative Agent.

                         (j)      Insurance Certification. As soon as available, but in no event more than 30 days after the end of each fiscal year of the Borrower, a certification by the Borrower’s insurance broker confirming insurance coverage and payment of premiums.

                         (k)      Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Any delivery required to be delivered by clauses (a) and (b) of this Section by the Borrower shall be deemed to be delivered to the Administrative Agent and the Lender upon the filing of such items with the Securities and Exchange Commission or other applicable securities commission, provided that such items are readily available for public viewing.

          SECTION 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                         (a)      the occurrence of any Default;

                         (b)      the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                         (c)      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $250,000; and

                         (d)      any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.3. Existence; Conduct of Business. The Borrower will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

          SECTION 5.4. Payment of Obligations. Each Loan Party shall pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.5. Maintenance of Properties; Insurance. Each Loan Party will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          SECTION 5.6. Books and Records; Inspection Rights. Each Loan Party will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 5.7. Compliance with Laws. Each Loan Party will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.8. Use of Proceeds. The proceeds of the Term Loans will be used only for the purposes of (a) repayment of Existing Bridge Loan Facility (to the extent remaining unpaid) and (b) costs and expenses in connection with redevelopment of the Project. No part of the proceeds of the Term Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

          SECTION 5.9. Project; Construction; Etc.

                         (a)      The Borrower shall not change in any material respect the purpose or scope of the Project from that set forth in the Feasibility Study (as augmented by the Construction Schedule and Capital Spending Plan) unless approved in writing by the Required Lenders. The physical facilities to be constructed and owned by the Borrower shall be substantially the same as those described in the Feasibility Study (as augmented by the Construction Schedule and Capital Spending Plan) and shall be constructed pursuant to and substantially in accordance with the Construction Schedule and Capital Spending Plan.

                         (b)      The Borrower shall enforce against the other parties to the Material Contracts any rights (including warranty rights) under the Material Contracts, except to the extent non-enforcement thereof could not reasonably be expected to have a Material Adverse Effect.

          SECTION 5.10. Updated Financial Model.

                         (a)      On or prior to the date of delivery of financial statements provided for in Sections 5.1(a) and (b), the Borrower shall deliver to the Administrative Agent an updated Financial Model. Each updated Financial Model shall (i) be in substantially the form of, and contain the same type of data, projections, forecasts, calculations, assumptions and other information as, the Financial Model delivered pursuant to Section 11.2(b), but shall be updated to include actual financial results and other current financial information (including with respect to the price for unhedged copper production) and (ii) provide an explanation of any deviation in the amount attributed to any line item specified in such Financial Model where such deviation is 10% or more of the amount attributed to the same line item in the prior Financial Model unless such deviation has been explained and incorporated into a prior Financial Model; and (iii) include such other information as the Administrative Agent may reasonably request.

                         (b)       The Administrative Agent shall have 10 days from the date of receipt of an updated Financial Model to accept or reject such updated Financial Model. In the event that the Administrative Agent accepts such updated Financial Model, it shall become the current Financial Model. The Administrative Agent shall promptly review such updated Financial Model, and if the Administrative Agent does not accept such updated Financial Model, it shall promptly notify the Borrower thereof, the Borrower shall, within 10 Business Days and after consultation with the Administrative Agent as to the reasons therefor, submit an appropriately revised Financial Model. Following such resubmission, the process shall be repeated until the Financial Model has been accepted by the Administrative Agent. To the extent that a fiscal quarter commences without a Financial Model having been approved in accordance with this

Section 5.10, the previously approved Financial Model shall remain in effect until a revised Financial Model shall have been approved.

          SECTION 5.11. Further Assurances. Each Loan Party will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents. If the Borrower enters into any Material Contract after the Closing Date, it shall provide a Consent Agreement to such Material Contract in a form reasonably acceptable to the Administrative Agent (if such Material Contract has a value in excess of $1,000,000, as determined by the Administrative Agent in consultation with the Borrower).

          SECTION 5.12. Forward Sale Price Protection Program. In the event that the average forward copper price for the period from October 1, 2010 through December 31, 2011 exceeds $2.00/lb, the Borrower shall implement additional copper price Hedging Agreements on terms satisfactory to the Administrative Agent in order to replace any copper price Hedging Agreements terminated pursuant to Sections 10.15, 10.16 or otherwise.

ARTICLE VI.
NEGATIVE COVENANTS

          Until the Term Loan Commitments have expired or terminated and the principal of and interest on each Term Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

          SECTION 6.1. Indebtedness. The Loan Parties will not create, incur, assume or permit to exist any Indebtedness, except:

                         (a)     Indebtedness created hereunder;

                         (b)      Indebtedness in respect of capital leases and purchase money obligations for fixed or Capital Assets within the limitations set forth in Section 6.2(d); provided, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $250,000; and

                         (c)      Indebtedness in respect of letters of credit issued in connection with obligations arising under Material Contracts or other vendor accounts payable in the ordinary course of business.

          SECTION 6.2. Liens. The Loan Parties will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except

                         (a)      Permitted Liens;

                         (b)      Liens as of the Closing Date and set forth on Schedule 6.2 (provided that the aggregate amount of Indebtedness or other obligations secured by such Liens does not exceed $1,000,000);

                         (c)      the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing);

                         (d)      Liens securing Indebtedness permitted under Section 6.1(b); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

                         (e)      Liens resulting from the Permitted Royalty Sale.

          SECTION 6.3. Fundamental Changes; Dispositions; Subsidiaries; Etc.

                         (a)      The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or make any Disposition, provided that the Borrower may make Dispositions

                         (i)      of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business,

                         (ii)      of inventory in the ordinary course of business, and

                         (iii)      of Property which results in an aggregate amount of proceeds not to exceed $250,000 from and after the Closing Date, provided that the Net Cash Proceeds of any such Dispositions pursuant to this clause (iii) are applied in accordance with Section 2.9(b) .

                         (b)      The Borrower will not engage in any business or exploration other than the development of the Project or, in accordance with the terms of this Agreement, the Coyote Springs or Mimbres sites.

          SECTION 6.4. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not purchase, hold or acquire any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (other than Cochise), or purchase or otherwise acquire any assets of any other Person constituting a business unit, except (a) Permitted Investments, (b) investments in Coyote Springs and the Mimbres sites, in accordance with the terms of this Agreement, (c) and other investment in an amount not to exceed $20,000.

          SECTION 6.5. Hedging Agreements. The Loan Parties will not enter into any Hedging Agreement with respect to copper, except the Forward Sale Price Protection Program.

          SECTION 6.6. Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except that

                         (a)      the Borrower may make Restricted Payments so long as (i) Completion shall have occurred, (ii) immediately after making such payment, the Debt Service Coverage Ratio for any Historical Test Period or Future Test Period shall not be less than 1.8:1.00, (iii) the Debt Service Reserve Account is fully funded, (iv) the Borrower shall be in compliance with all financial covenants on a proforma basis after giving effect to such Restricted Payment or expenditure (calculated on a proforma basis with respect to the Historical Test Period most recently ended and Future Test Period from such date), and (v) no Default or Event of Default exist or shall occur after giving effect to such Restricted Payment;

                         (b)      the Borrower may make Restricted Payments relating to exploration expenditures at the Mimbres and Coyote Springs sites, so long as (i) Completion shall have occurred, (ii) immediately after making such payment, the Debt Service Coverage Ratio for any Historical Test Period or Future Test Period shall not be less than 1.3:1.00, (iii) the Debt Service Reserve Account is fully funded, (iv) the Borrower shall be in compliance with all financial covenants on a proforma basis after giving effect to such Restricted Payment or expenditure (calculated on a proforma basis with respect to the Historical Test Period most recently ended and Future Test Period from such date), (v) no Default or Event of Default exist or shall occur after giving effect to such Restricted Payment, (vi) the maximum amount of all such expenditures made pursuant to this clause (b) relating to the Mimbres site shall not exceed $2,750,000, and (vii) the maximum amount of all such expenditures relating to the Coyote Springs site made pursuant to this clause (b) shall not exceed $2,100,000 in the aggregate; and

                         (c)      the Borrower may make Restricted Payments constituting “Liquidity Incentive Payments” in connection with and as defined under the $23 million equity financing documentation as such documentation is in effect on the date hereof, provided that such amounts do not exceed $2,760,000 in the aggregate.

          SECTION 6.7. Transactions with Affiliates. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, and (b) any Restricted Payment permitted by Section 6.6.

          SECTION 6.8. Restrictive Agreements. The Borrower will not enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided that the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement.

          SECTION 6.9. Material Contracts; Royalty Arrangements. The Borrower shall not amend, modify or waive any material provision of any Material Contract or royalty arrangement in any way adverse to the Lenders.

          SECTION 6.10. Financial Covenants.

                         (a)      Starting with the last day of the first full fiscal quarter after Completion, the Borrower will not permit the Debt Service Coverage Ratio for any Historical Test Period or any Future Test Period to be less than 1.5 to 1.00.

                         (b)      Starting with the last day of the first full fiscal quarter after Completion, the Borrower will not permit the Interest Coverage Ratio for any Historical Test Period or any Future Test Period to be less than 2.0 to 1.00.

                         (c)      The Borrower will not permit the ratio of (i) Indebtedness of the type described in clauses (a), (b), and (c) of the definition thereof, to (ii) Shareholders Equity to exceed 1.3 to 1.00 at any time. For purposes of this clause (c), “Shareholders Equity” means, as of the date of determination, all items which would be included under “shareholders equity” on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, provided that such amount shall be without regard to the accumulated deficit as of March 31, 2007.

ARTICLE VII.
EVENTS OF DEFAULT

          If any of the following events (“Events of Default”) shall occur:

                         (a)      the Borrower shall fail to pay any principal of the Term Loans when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                         (b)      the Borrower shall fail to pay any interest on the Term Loans or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

                         (c)      any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided that any such representation or warranty, if capable of being cured, may be cured by the Borrower within a ten day period;

                         (d)      the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3 (with respect to the Borrower’s existence) or 5.8 or in Article VI; provided that any Default under Sections 6.10 (a) or (b) with respect to a calculation of any Future Test Period (but not any Historical Test Period) shall only be an “Event of Default” hereunder upon a vote thereof by the Required Lenders;

                         (e)      the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of

20 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

                         (f)      any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or any Loan Party shall default with respect to its obligations under any royalty arrangements;

                         (g)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

                         (h)      a Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                         (i)      a Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                         (j)      one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against a Loan Party and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Loan Party to enforce any such judgment;

                         (k)      an ERISA Event shall have occurred that, in the opinion of Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower in an amount exceeding $250,000 from and after the Closing Date;

                         (l)      Completion shall not occur on or prior to the 25 month anniversary of the Closing Date; or

                         (m)      any Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately, and (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII.
THE ADMINISTRATIVE AGENT

          Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan provided for herein as well as activities as Administrative Agent.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX.
GUARANTY

          SECTION 9.1. Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to each of the Lenders the punctual payment, performance in full and observance when due, whether at stated maturity, by acceleration or otherwise, of the Borrower’s Obligations (the “Guaranteed Obligations”) now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any bankruptcy proceeding of the Borrower, whether or not constituting an allowed claim in such bankruptcy proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise, and agrees to pay any and all costs, fees and expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent and the Lenders in enforcing any rights under the guaranty set forth in this Article IX, as they become due from time to time in accordance with the express provisions of the Loan Documents. The Administrative Agent shall be entitled to enforce this Guarantee for its own benefit and the ratable benefit of the Lenders and each Lender shall be entitled to enforce this Guarantee for its own benefit through the Administrative Agent in respect of the Guaranteed Obligations owing to it but without duplication. Without limiting the generality of the foregoing, Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an bankruptcy proceeding involving the Borrower.

          SECTION 9.2. Guaranty Absolute. Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The obligations of Guarantor under this Article IX are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Guarantor to enforce such obligations, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of Guarantor under this Article IX constitutes a primary obligation, and not a contract of surety, and shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

                         (a)      any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                         (b)      any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise

                         (c)      any taking, exchange, release, subordination or non-perfection of any of the Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                         (d)      any change, restructuring or termination of the corporate structure or existence of any of the Loan Parties; or

                         (e)      except for payment in full of the Guaranteed Obligations, any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or the Lenders that might otherwise constitute a defense available to, or a discharge of, any of the Loan Parties or any other guarantor or surety.

This Article IX shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), all as though such payment had not been made.

          SECTION 9.3. Waiver. Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article IX and any requirement that the Administrative Agent or the Lenders exhaust any right or take any action against any of the Loan Parties or any other Person or any Collateral. Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 9.3 is knowingly made in contemplation of such benefits. Guarantor hereby waives any right to revoke this Article IX, and acknowledges that this Article IX is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          SECTION 9.4. Continuing Guaranty; Assignments. This Article IX is a continuing guaranty and shall (a) remain in full force and effect until payment in full of the Guaranteed Obligations, (b) be binding upon Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this agreement (including, without limitation, all or any portion of its Term Loan Commitment and its Term Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise.

          SECTION 9.5. Subrogation. Guarantor shall not exercise any rights that it may now or hereafter acquire against the Borrower or any other guarantor that arise from the existence, payment, performance or enforcement of Guarantor’s obligations under this Article IX, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or the Lenders against any of the Loan Parties or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any of the Loan Parties or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until payment in full of the Guaranteed Obligations; provided, that Guarantor shall not have any rights hereunder against the Borrower if all or any portion of the Guaranteed Obligations shall have been satisfied with proceeds from the exercise of remedies in respect of the Equity Interest of the Borrower pursuant to any Security Document. In addition, unless and until payment in full of the Guaranteed Obligations, any indebtedness of the Borrower now or hereafter held by Guarantor is subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by Guarantor after an Event of Default has occurred and is continuing but prior to payment in full of the Guaranteed Obligations, shall be held in trust for Administrative Agent on behalf of the Administrative Agent and the Lenders and shall forthwith be paid over to Administrative Agent for the benefit of itself and the Lenders to be credited and applied against the Guaranteed Obligations. If any amount shall be paid to Guarantor in violation of the immediately preceding two sentences, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to Administrative Agent for the benefit of the Administrative Agent and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article IX, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Security for any Guaranteed Obligations or other amounts payable under this Article IX thereafter arising. Upon payment in full of the Guaranteed Obligations, the Administrative Agent and the Lenders will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor.

          SECTION 9.6. Maximum Obligations. Notwithstanding any provision herein contained to the contrary, Guarantor’s liability with respect to the Obligations shall be limited to an amount not to exceed, as of any date of determination, the amount that could be claimed by the Administrative Agent and the Lenders from Guarantor without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

ARTICLE X.
MISCELLANEOUS

          SECTION 10.1. Notices.

                         (a)      Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                         (i)      if to the Borrower, to it at 1 West Wetmore, Suite 203, Tucson, AZ 85705, Attention of Chief Financial Officer (Telecopy No. 520-292-0268);

                         (ii)      if to the Administrative Agent, to Nedbank Limited, London Branch, 1st Floor, Old Mutual Place, 2 Lambeth Hill, London EC4V 4GG, Attention: The Head: Mining and Resources (Telecopy No. 44-707-002-3408), with a copy to Nedbank Limited, 135 Rivonia Road, Sandown 2057, Republic of South Africa, Attention: The Head: Investment Banking;

                         (iii)      if to any other Lender, to it at its address (or telecopy number) as indicted to the Administrative Agent.

                         (b)      Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

                         (c)      Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 10.2. Waivers; Amendments.

                         (a)      No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

                         (b)      Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of the Term Loans or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of the Term Loans, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Loan Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

          SECTION 10.3. Expenses; Indemnity; Damage Waiver.

                         (a)      The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of any advisor or counsel for the Administrative Agent or any Lender (provided that the Borrower shall not be required to pay for more than one counsel to the Administrative Agent and the Lenders, other than special local counsel), in connection with the syndication of the Term Loans provided for herein (which in any event shall be conducted in accordance with Section 10.4(b)), the due diligence, preparation, negotiation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the other Loan Documents and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any advisor or counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Term Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loans.

                         (b)      The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Loan Parties, or any Environmental Liability related in any way to the Loan Parties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

                         (c)      To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

                         (d)      To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Term Loan or the use of the proceeds thereof.

                         (e)      All amounts due under this Section shall be payable promptly after written demand therefor.

          SECTION 10.4. Successors and Assigns.

                         (a)      The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                         (b)      (i)      Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

                         (A)      the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an

Event of Default has occurred and is continuing, any other assignee; provided that any such assignment to an Affiliate shall in all cases be subject to Section 2.17;

                         (B)      the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan Commitment to an assignee that is a Lender with a Term Loan Commitment immediately prior to giving effect to such assignment; and

                         (ii)      Assignments shall be subject to the following additional conditions:

                         (A)      except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Term Loans, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

                         (B)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one type of Term Loan Commitment or Term Loans;

                         (C)      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

                         (D)      the assignee, if it shall not be a Lender, shall designate to the Administrative Agent one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

                         (iii)      Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this

Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.3) . Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                         (iv)      The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amount of the Term Loan Commitment or Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                         (v)      Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5(c), 2.6(d) or (e), 2.7(b), 2.16(d) or 10.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                         (i)      Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

                         (ii)      A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

                         (c)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 10.5. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 10.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans and the Term Loan Commitments or the termination of this Agreement or any provision hereof.

          SECTION 10.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 10.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 10.8. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any Hedging Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Hedging Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 10.9. Governing Law; Jurisdiction; Consent to Service of Process.

                         (a)      This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                         (b)      The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

                         (c)      The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                         (d)      Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 10.12. Confidentiality.

                         (a)      Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                         (b)      EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

                         (c)      ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

          SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loans, together with all fees, charges and other amounts which are treated as interest on the Term Loans under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.

          SECTION 10.14. Know Your Customer Requirements. Each Lender that is subject to “know-your-customer” requirements of any Governmental Authority, hereby notifies the Borrower that pursuant to such requirements, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the

Borrower and other information that will allow such Lender to identify the Borrower in accordance with such requirements.

          SECTION 10.15. Consent Relating to Existing Copper Hedging Agreements. The Borrower confirms that all of its rights under the Existing Copper Hedging Agreements have been pledged, pursuant to the Security Documents, for the benefit of the Administrative Agent and the Lenders, in order to secure amounts owing under the Credit Agreement. The Borrower expressly agrees that if any Event of Default shall occur and be continuing, the Administrative Agent, on behalf of itself and the Lenders, may exercise any and all rights of the Borrower under the Existing Copper Hedging Agreements, including, without limitation the giving of notice to the Hedge Counterparty to terminate any Existing Copper Hedging Agreements (to the extent required in order to pay the outstanding Obligations in full) and to pay any amount then due and owing to the Borrower under such Existing Copper Hedging Agreements directly to the Administrative Agent to be applied in payment of the obligations under the Credit Agreement.

          SECTION 10.16. Provisions Relating to B Term Loan. The Borrower agrees that if at any time the Borrower would receive in excess of $2,200,000 (net of costs, fees and expenses associated therewith) in proceeds from the termination of certain copper price Hedging Agreements maturing from October 1, 2010 onwards, then it shall terminate such Hedging Agreements in a manner satisfactory to the Administrative Agent (a “Term Loan Conversion Event”), and the following events shall occur:

                         (a)      Deposit to Debt Service Reserve Account. The Borrower shall deposit $2,200,000 in Hedging Agreement proceeds into the Debt Service Reserve Account. The balance of such proceeds, if any, shall be deposited into the Proceeds Account.

                          (b)      Conversion of A Term Loan. The A Term Loans shall automatically be separated into two separate tranches, the first such tranche in an aggregate principal amount outstanding equal to the existing A Term Loans minus the aggregate principal amount of the B Term Loans, and the second such tranche in an aggregate principal amount outstanding equal to $2,200,000 (such tranche, the “B Term Loans”). The amortization payment required on each Principal Payment Date with respect to the A Term Loan (prior to the Term Loan Conversion Event) shall be reduced pro-rata with respect to each Principal Payment Date, and such amount shall be constitute the B Term Loan.

                          (c)      Further Assurances. Notwithstanding the automatic nature of the conversion of the A Term Loan provided for in clause (b), each party hereto agrees to execute such further instruments and documents as the Administrative Agent shall reasonably request in order to effect the conversion provided for above.

ARTICLE XI.
CONDITIONS PRECEDENT TO SECOND AMENDMENT AND RESTATEMENT

          SECTION 11.1. Conditions Precedent to Amendment and Restatement. The amendment and restatement of the First Amended and Restated Credit Agreement provided for herein shall occur on the first such date (the “Second Amendment and Restatement Date”) on which each of the following conditions are satisfied in a manner satisfactory to the Administrative Agent:

                         (a)      Execution of Documents. The Administrative Agent shall have received executed versions of each of this Agreement, the Amended and Restated Collateral Account Control Agreement and the Account Charge from each of the parties thereto, including the Borrower.

                         (b)      Legal Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Second Amendment and Restatement Date) of Ballard Spahr Andrews & Ingersoll LLP, Arizona counsel for the Borrower, covering such matters relating to this Agreement as the Administrative Agent shall reasonably request.

                         (c)      Corporate Authority. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of this Agreement and the other documents executed in connection therewith, and any other legal matters relating to this Agreement, all in form and substance satisfactory to the Administrative Agent and its counsel.

                         (d)      Debt Service Reserve Account. The Debt Service Reserve Account shall have been established with Nedbank Limited, London Branch, and all necessary amendments to the Collateral Account Control Agreement and related documents and instruments shall have been executed in connection therewith.

                         (e)      Certifications. The Administrative Agent shall have received and officer’s certificate representing that (i) no order, decree, judgment, ruling, threatened action, suit, investigation or proceeding exists which is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) after giving effect to this Agreement, no Default shall have occurred and be continuing and (iii) the representations contained herein are true and correct as of the Second Amendment and Restatement Date.

                         (f)      Royalty Payments. The Borrower shall have received proceeds of at least $4,950,000 from the sale of a 2.5% royalty to IRC Nevada, Inc. on terms and conditions reasonably satisfactory to the Administrative Agent (the “Permitted Royalty Sale”) and such amount shall have been paid to the Proceeds Account.

                         (g)      Fees and Expenses. The Administrative Agent shall have received all fees, costs and expenses and other amounts due and payable on or prior to the Second Amendment and Restatement Date, including (i) those amounts payable to Nedbank Limited pursuant to the fee letter of even date herewith between the Borrower and Nedbank Limited, and (ii) reimbursement of all reasonable disbursements of Nedbank Limited in connection with the preparation, negotiation and implementation of this Agreement (including, without limitation, traveling expenses and legal costs).

                         (h)      Other Documentation. The Administrative Agent shall have received such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to this Agreement and the other documents executed in connection therewith.

          SECTION 11.2. Post-Closing Covenants Relating to Second Amendment and Restatement. The Borrower covenants and agrees that it shall use its best efforts to work with the Administrative Agent in order to complete a new and updated Financial Model in a form satisfactory to the Administrative Agent on or prior to April 15, 2009.

[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORD RESOURCES CORPORATION

By: /s/ Wayne M. Morrison
Name: Wayne M. Morrison
Title: Vice-President, Secretary and Chief Financial Officer

COCHISE AGGREGATES AND MATERIALS, INC.

By: /s/ John T. Perry
Name: John T. Perry
Title: Treasurer

[signature page to Second Amended and Restated Credit Agreement]

NEDBANK LIMITED,
     as Administrative Agent

By: /s/ K.C. Ryder
 Name: K.C. Ryder
Title: Director: Investment Banking

By: /s/ S.V. Orton
 Name: S.V. Orton
Title: Authorized Officer

NEDBANK LIMITED, London Branch,
     as Lender

By: /s/ K.C. Ryder
 Name: K.C. Ryder
Title: Director: Investment Banking

By: /s/ S.V. Orton
 Name: S.V. Orton
Title: Authorized Officer

[signature page to Second Amended and Restated Credit Agreement]

EXHIBIT A
to Amended and
Restated Credit
Agreement

ASSIGNMENT AND ASSUMPTION

          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Amended and Restated Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Amended and Restated Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Amended and Restated Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Term Loan and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Amended and Restated Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: __________________________________________

2.	Assignee: __________________________________________
[and is an Affiliate of [identify Lender]1 ]

3.	Borrower: Nord Resources Corporation

_________________________________________
1           Select as applicable.

4.	Administrative Agent: Nedbank Limited, as the administrative agent under the Amended and Restated Credit Agreement

5.

Amended and $25,000,000 Second Amended and Restated Credit Agreement dated as of March __, 2009 among Restated Credit Nord Resources Corporation, a Delaware corporation (the Agreement : “Borrower”), the guarantor party thereto, the lenders party thereto (the “Lenders”), Nedbank Limited, as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

Aggregate Amount of Term Loan Commitment / Term Loans for all Lenders	Amount of Term Loan Commitment / Term Loans Assigned	Percentage of Assigned Term Loan Commitment / Term Loans [2]
$	$	%
$	$	%
$	$	%

          Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

          The Assignee agrees to deliver to the Administrative Agent a designation of one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

          The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: __________________________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

_____________________________________
2           Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitment / Term Loans of all Lenders thereunder.

Exhibit A - Assignment and Assumption
2

By: __________________________________________
Title:

[Consented to and]3 Accepted:

NEDBANK LIMITED, as
Administrative Agent

By: __________________________________________
Title:

____________________________________________
3           To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Exhibit A - Assignment and Assumption
3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

          1.         Representations and Warranties.

          1.1.      Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Amended and Restated Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties, any of their Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties, any of their Affiliates or any other Person of any of their respective obligations under any Loan Document.

          1.2.      Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Amended and Restated Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Amended and Restated Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Amended and Restated Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Amended and Restated Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Amended and Restated Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

          2.         Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

          3.        General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2